UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

NEUROBIOLOGICAL TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-23280	94-3049219
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Acting Chief Executive Officer

On January 30, 2009, the Board of Directors (the “Board”) appointed William A. Fletcher, 61, as the Company’s Acting Chief Executive Officer, effective immediately. Mr. Fletcher has served as a director of the Company since February 2007. Mr. Fletcher has been Chairman, Teva Pharmaceuticals North America since December 2004. Prior to that, he was President and Chief Executive Officer of Teva’s North American activities from 1985 until the end of 2004. Mr. Fletcher served as Vice President, Sales and Marketing of the Pennsylvania-based Lemmon Company (1980 to 1983) and then as President (1983-1985) following the company’s acquisition by Teva and WR Grace. Prior to 1980, Mr. Fletcher was Business Development Manager and International Marketing Manager of Synthelabo, a pharmaceutical subsidiary of L’Oreal in Paris. From 1970 to 1977 he served in various international sales and marketing positions for Hoffman-LaRoche. He serves as a board member for several Teva subsidiary companies in North America and Europe, and is a director of Sportwall International Inc., a growth company in the interactive fitness industry. Mr. Fletcher graduated in International Marketing from Woolwich Polytechnic, London (now Greenwich University) in 1969.

The Company had previously announced a search for a new President and Chief Executive Officer following the July 2008 announcement of the planned retirement of Mr. Freiman on December 31, 2008. Following the failure of the Viprinex program in December 2008 and the termination of the Company’s future development of Viprinex in January 2009, the Board has suspended this search and now does not expect to appoint a person to occupy this office in a permanent, full-time role. The Board is considering any additional compensation that Mr. Fletcher will receive for his services as Acting Chief Executive Officer.

Termination of Officers and Severance / Retention Arrangements.

Following the Company’s announcement on January 13, 2009 regarding the termination of the Company’s development of Viprinex and resulting reduction in force, Board approved on January 30, 2009 a severance arrangement for two of the Company’s executive officers. The severance arrangement calls for the termination of the two executive officers at times ranging from January 31, 2009 to up to March 31, 2009, and is expected to have a total potential cost of up to $190,000, providing certain severance benefits to the Company’s executive officers, as described below, in exchange for a release of claims against of the Company.

David E. Levy, M.D. Dr. Levy was terminated as the Company’s Vice President, Clinical Development as of January 31, 2009. Following Dr. Levy’s termination, he became entitled to receive three months’ severance pay at his fiscal 2009 base salary.

Warren W. Wasiewski, M.D. Dr. Wasiewski’s employment as the Company’s Vice President, Chief Medical Officer is expected to terminate no later than March 31, 2009. Upon the termination of his employment, Dr. Wasiewski will be entitled to receive four months’ severance pay at his fiscal 2009 base salary.

Each of Drs. Levy and Dr. Wasiewski will also be entitled to have their COBRA costs paid by the Company until the earlier of (a) six months from the date of termination or (b) coverage of medical benefits by a new employer. All severance payments are planned to be made in accordance with the Company’s normal payroll schedule and the severance benefits outlined above are conditioned upon the officer’s execution of the Company’s standard form of release. The severance benefits for Drs. Levy and Dr. Wasiewski will cost the Company in total up to approximately $74,000 and $116,000, respectively, including COBRA costs.

Further, on January 30, 2009, the Board amended the employment offer letter of Matthew M. Loar, Vice President and Chief Financial Officer, dated March 18, 2008, to provide that the severance benefits thereunder are to now include the payment of COBRA costs by the Company for up to the length of Mr. Loar’s severance period under the offer letter (six months). Also, in accordance with a retention plan adopted for selected remaining key employees that the Board deems important to fulfill the Company’s legal and contractual obligations, Mr. Loar will also receive a quarterly retention bonus equal to 10% of his base salary for every quarter of continued service, commencing as of January 1, 2009.

Exhibit 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated February 4, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 4, 2009

NEUROBIOLOGICAL TECHNOLOGIES, INC.
By:	/s/ Matthew M. Loar

Matthew M. Loar
Vice President and Chief Financial Officer

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